BRITISH COLUMBIA
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Number: C0699467

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that GREAT PANTHER RESOURCES LIMITED changed its name to GREAT PANTHER SILVER LIMITED on January 1, 2010 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On January 1, 2010

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada